Exhibit 10.1

AMENDMENT #1 TO THE PURCHASE AGREEMENT

ENTERED INTO ON APRIL 1, 2019

THIS AMENDMENT #1 to the Purchase Agreement (as defined below) (the “Amendment”) is entered into as of September 29, 2023 (the “Effective Date”), by and between RELIANCE GLOBAL GROUP, INC., a Florida corporation (the “Company”), Southwestern Montana Insurance Center, LLC, a Montana limited liability company (the “Subsidiary”), Southwestern Montana Financial Center, Inc., a Montana corporation (the “Seller”), and Julie A. Blockey (the “Holder”) (the Company, Subsidiary, Seller, and Holder are collectively referred to herein as the “Parties”).

BACKGROUND

A. The Parties entered into that certain purchase agreement on or around April 1, 2019, with respect to the Subsidiary’s acquisition of the business and certain assets of the Seller (as amended from time to time, the “Purchase Agreement”); and

B. The Parties desire to amend the Purchase Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Parties hereby acknowledge and agree that the new total sum owed to the Seller and Holder under the Purchase Agreement as of the Effective Date, including but not limited to the remainder of the Earn-Out Payment (as defined in the Purchase Agreement) is equal to $500,000.00 (the “Total Amount Owed”).

2. For full satisfaction of the Total Amount Owed, the Company shall (i) pay $75,000.00 in cash to the Holder on the the Effective Date and (ii) issue 174,610 shares of the Company’s common stock, par value $0.086 per share (the “Blockey Shares”), to the Holder within fifteen (15) business days after the Effective Date. Seller and Holder understand that, until such time as the Blockey Shares have been registered under the Securities Act of 1933, as amended, or may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction, the Blockey Shares may bear a restrictive legend.

3. If the Nasdaq official closing price of the Company’s common stock, par value $0.086 per share, is less than $2.43 on March 29, 2024 (the “Calculation Date”) according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp), then the Company shall pay the Make-Up Payment (as defined in this Amendment) and issue the Make-Up Shares (as defined in this Amendment) to the Holder within fifteen (15) business days after the Calculation Date. The “Make-Up Amount” shall mean an amount equal to $425,000.00 minus Blockey Shares Value (as defined in this Amendment). The “Blockey Shares Value” shall mean 174,610 (subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Company’s common stock) multiplied by the Nasdaq official closing price of the Company’s common stock, par value $0.086 per share, on the Calculation Date according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp). “Make-Up Payment” shall mean an amount in cash equal to 50% of the Make-Up Amount. “Make-Up Shares” shall mean an amount of shares of the Company’s common stock, par value $0.086 per share, equal to 50% of the Make-Up Amount divided by the Nasdaq official closing price of the Company’s common stock, par value $0.086 per share, on the Calculation Date according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp). For the avoidance of doubt, if the Make-Up Amount is $0.00 or less, then the Company shall not pay any Make-Up Payment or issue any Make-Up Shares.

4. As of the Effective Date, the Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

5. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the laws of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding.

6. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Purchase Agreement. Except as specifically modified hereby, all of the provisions of the Purchase Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

RELIANCE GLOBAL GROUP, INC.		SOUTHWESTERN MONTANA FINANCIAL CENTER, INC.

By:	/s/ Joel Markovits	By:	/s/ Julie Blockey
Name:	Joel Markovits	Name:	Julie A. Blockey
Title:	Chief Financial Officer	Title:	President

SOUTHWESTERN MONTANA INSURANCE CENTER, LLC		By:	/s/ Julie Blockey
Julie A. Blockey, an individual

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	Manager